Hemagen Successfully Completes Exchange Offer for Its 8% Senior Subordinated SecuredConvertible
Notes Due April 2005

Wednesday December 22, 11:59 am ET

COLUMBIA, Md. — (BUSINESS WIRE) — Dec. 22, 2004 — William P. Hales, Chairman, CEO and President, of Hemagen Diagnostics, Inc., (OTCBB:HMGN.OB — News) today announced the successful completion of its Exchange Offer for $6,090,000 in principal amount of 8% Senior Subordinated Secured Convertible Notes due in April 2005 (the “Old Notes”). Those tendering in the exchange offer received 5,079,438 shares of the Company’s common stock and $4,033,225 of a new series of 8% Senior Secured Convertible Notes due September 30, 2009 (the “New Notes”). The common stock issued will be restricted from trading by contract until after September 30, 2005. The exchange offer expired on Tuesday December 21, 2004, at midnight, New York City time, and 99.6% of the principal amounts of the old notes were tendered for exchange. The Company has waived the condition that 100% of the Old Notes be tendered. The effective date of the offering was September 30, 2004.

The New 8% Senior Subordinated Secured Convertible Notes will pay interest quarterly, and are convertible into the Company’s common stock after September 30, 2005 at $0.75 per share. The Company may force the Notes to be converted at any time after September 30, 2005 if the common stock has traded at or above $1.25 for twenty consecutive days. The Company may prepay the Notes at any time at the full face value of the Notes plus accrued and unpaid interest.

In conjunction with the exchange offering, the Company reported a one-time non-cash charge for debt conversion costs of $863,253 for fiscal year ended September 30, 2004, which represent the excess of the fair value of the Notes and common stock issued in the exchange over the net book value of existing Notes on September 30, 2004.

Mr.     Hales, commented that, “we are pleased to announce the completion of the exchange offer, we recognize and appreciate the cooperation, faith, and trust of our Note holders. We believe that this debt restructuring will benefit both the shareholders and the Note holders of the company because it reduces our debt from approximately $6 million down to approximately $4 million, it reduces our cash interest expense by approximately $160,000 per year, and it removes uncertainty related to the short-term maturity of the old notes. In addition, this restructuring also allows the company to significantly reduce the non-cash expenses related to the amortization of discount on debt. The non-cash amortization expense related to the discount on debt was $1,680,000, or $0.17 per share, in fiscal 2004, and $997,000, or $0.10 per share in fiscal 2003. We believe that these substantial non-cash losses have affected our business and compromised our position in negotiating long-term agreements with customers and vendors.”

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases. Hemagen also manufactures and markets a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM. In addition, Hemagen manufactures and sells the Analyst® an FDA-cleared Clinical Chemistry Analyzer used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing physicians’ office laboratories and veterinarians’ offices. Hemagen’s products are used in many of the largest Laboratories, Hospitals, and Blood Banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became a public company in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Hemagen’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.

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Contact:

Hemagen Diagnostics, Inc. William P. Hales, 443-367-5500 Fax: 443-367-5527